EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

FOURTH RESTATED

CERTIFICATE OF INCORPORATION

OF

THE TJX COMPANIES, INC.

The TJX Companies, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Fourth Restated Certificate of Incorporation of The TJX Companies, Inc. (the “Certificate of Incorporation”), filed with the Secretary of State of the State of Delaware.

SECOND: The first paragraph of Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of capital stock of all classes which this Corporation shall have authority to issue shall be one billion eight hundred five million (1,805,000,000) shares, consisting of one billion eight hundred million (1,800,000,000) shares of Common Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to one billion eight hundred million dollars ($1,800,000,000), and five million (5,000,000) shares of Preferred Stock of the par value of one dollar ($1.00) per share, amounting in the aggregate to five million dollars ($5,000,000).”

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Scott Goldenberg, its Senior Executive Vice President and Chief Financial Officer, and attested to by Alicia C. Kelly, its Executive Vice President, General Counsel and Secretary, this 22nd day of October, 2018.

THE TJX COMPANIES, INC.

By:	/s/ Scott Goldenberg
Name:	Scott Goldenberg
Title:	Senior Executive Vice President and Chief Financial Officer

ATTEST:

By:	/s/ Alicia C. Kelly
Name:	Alicia C. Kelly
Title:	Executive Vice President, General Counsel and Secretary